UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2011

Macquarie Equipment Leasing Fund, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-154278	26-3291543
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 Franklin St., 17th Floor, Suite 1700, Boston, MA	02110
(Address of principal executive offices)	(Zip Code)

(617) 457-0645

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 3.03.	Material Modification to Rights of Security Holders.

On June 1, 2011, the Board of Directors of Macquarie Asset Management Inc. (the “Manager”), as Manager of Macquarie Equipment Leasing Fund, LLC (the “Fund”), adopted an amendment (the “Amendment”) to the Fund’s limited liability company operating agreement (the “Operating Agreement”) to extend the offering period of the Fund by nine months to March 19, 2012 and reduce the operating period of the Fund by a corresponding nine month period. The Amendment was approved by the holders of the Fund’s limited liability company membership interests (the “Shareholders”) as described below.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Fund, through the Manager, mailed a consent solicitation statement to the Shareholders on May 6, 2011 regarding a proposal to approve the Amendment. A detailed description of the proposal is included in the Fund’s definitive consent solicitation statements filed with the Securities and Exchange Commission on May 6, 2011. The deadline for submitting consents was 5:00 p.m. Eastern Time on May 31, 2011, and consents were tabulated promptly following such deadline.

The solicitation was conducted through written consents. No meeting of the Shareholders was held.

The Amendment was approved by the following tabulation:

•	1,868,708 shares consented to the Amendment;

•	1,418,375 shares did not consent to the Amendment, including 20,832 shares withholding consent, 14,576 shares abstaining, and 1,377,424 shares with regard to which consent cards were not returned.

The shares consenting to the Amendment equaled 56.9% of the shares authorized to consent to the proposal. Pursuant to the Operating Agreement, the consent of the majority of shares was required to approve the Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE EQUIPMENT LEASING FUND, LLC

Date: June 1, 2011	By:	/s/ David Fahy
David Fahy
President of the Manager